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                           OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES
                                       OF

                COMPANIA BOLIVIANA DE ENERGIA ELECTRICA S.A. --
                         BOLIVIAN POWER COMPANY LIMITED
                AT A PURCHASE PRICE OF U.S. $20.00 NET PER SHARE
                                       BY

                             TOSLI ACQUISITION B.V.
                          A WHOLLY-OWNED SUBSIDIARY OF

                             TOSLI INVESTMENTS N.V.
                    THE PRINCIPAL SHAREHOLDER OF THE COMPANY

       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 24, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                 August 26, 1999

Dear Stockholder:

     Tosli Acquisition B.V., a Netherlands private limited liability company (the "Purchaser"), a wholly-owned subsidiary of Tosli Investments N.V., a Netherlands public limited liability company ("Tosli"), is offering to purchase all outstanding common shares of Compania Boliviana de Energia Electrica S.A. -- Bolivian Power Company Limited, a Nova Scotia corporation (the "Company"), without nominal or par value ("Shares"), at a purchase price of U.S. $20.00, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended or supplemented, dated August 26, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

     The Purchaser will accept all Shares validly tendered, and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase). If at the Expiration Date, it is determined that valid tenders representing at least 90% of the number of non-affiliate Shares outstanding on a fully-diluted basis have been or are likely to be received and accepted, the Purchaser in its sole discretion may extend the Offer. If 90% of such non-affiliate Shares are tendered and accepted, the Purchaser intends to extend the period of time for which the Offer is open for an additional three months, Tosli, which owns 4,030,762 Shares (96.6% of the currently outstanding shares), intends to tender all of its Shares, and in the event Tosli tenders its Shares, all Shares not tendered will be purchased pursuant to Nova Scotia law, at the Offer Price.

     If at the Expiration Date valid tenders have been accepted to reduce the number of record stockholders of the Company (the "Stockholders" or the "Holders") to less than 300, the Company intends to deregister the Shares with the United States Securities and Exchange Commission (the "Commission"), and cease filing reports and other information which the Company is currently required to file with the Commission under the requirements of the Securities Exchange Act of 1934, as amended.

     In arriving at its recommendation, the Board of Directors of the Company gave careful consideration to the factors described in the attached Schedule 14D-9 that is being filed today with the Commission.

     In addition to the attached Schedule 14D-9, also enclosed is the Offer to Purchase together with related materials, including a Letter of Transmittal to be used for tendering your Shares in response to the Offer. These documents state the terms and conditions of the Offer and provide instructions on how to tender your
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Shares. We urge you to read these documents carefully in making decisions with respect to tendering your Shares pursuant to the Offer.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER, DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF THE COMPANY AND STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Please note that the Offer is scheduled to expire at 12:00 Midnight, New York City time, on September 24, 1999 unless extended. Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery should be directed to:

                            MACKENZIE PARTNERS, INC.
                                 156 5th Avenue
                            New York, New York 10010
                 Banks and Brokers call Collect: (212) 929-5500
                   All Others, Call Toll Free: (800) 322-2885

     You may also contact your broker, dealer, commercial bank, trust company, or nominee for assistance concerning the Offer.

                                          Sincerely,

                                          By       /s/ ROGER J. DUPUIS

                                            ------------------------------------
                                            Roger J. Dupuis
                                            President and General Manager
                                            of Compania Boliviana de Energia
                                            Electrica S.A. -- Bolivian Power
                                            Company Limited

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